EXHIBIT 23

                 Morgan & Company Chartered Accountants
                      P.O. Box 10007 Pacific Centre
                     Suite 1488 - 700 West Georgia St.
                       Vancouver BC Canada V7Y 1A1
                          Tel:  604-687-5841





                    INDEPENDENT AUDITORS' CONSENT




We consent to the use in the Registration Statement of Rotoblock Corporation (a development stage company) on Form SB-2/A-3 of our Auditors' Report, dated May 14, 2004, except for note 8 which is dated as of September 14, 2004, on the balance sheet of Rotoblock Corporation (a development stage company) as at April 30, 2004 and the related statements of loss, cash flows and stockholders' deficiency for the period from commencement of operations on September 2, 2003 to April 30, 2004.

In addition, we consent to the reference to us under the heading "Experts" in the Registration Statement.




Vancouver, Canada
/s/ "Morgan & Company"
Chartered Accountants
October 26, 2004